Prudential Sector Funds
Annual period ending 11-30-17
File number: No. 811-03175


SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders



Results of Proxy Voting  (Unaudited)
At a special meeting of shareholders held on October 2, 2017, shareholders of the Prudential Financial Services Fund (the Fund), a series of
Prudential Sector Funds, Inc., voted to:

APPROVE a new subadvisory agreement between PGIM Investments and Jennison with respect to the Fund.



             SHARES VOTED    % OF VOTED     % OF TOTAL
FOR        5,030,491.838      71.7639%         36.137%
AGAISNT    237,796.579         3.393%           1.708%
ABSTAIN     297,026.458        4.237%           2.134%
UNISTRUCTED 1,444,010.000      20.601%         10.373%
TOTAL       7,009,324.875      100.000%        50.352%


APPROVE the proposal to permit PGIM Investments to enter into or make material changes to the Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of the manager or a sister company of the without shareholder approval.



              SHARES VOTED    % OF VOTED    % OF TOTAL
FOR          4,791,570.858    68.360%       34.421%
AGAISNT       475,058.148      6.778%        3.413%
ABSTAIN        298,685.148      4.261%        2.145%
UNISTRUCTED  1,444,010.000     20.601%       10.373%
TOTAL        7,009,324.875    100.000%      50.352%